SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No	fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Notice of 2009

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December 17, 2008

To Our Shareholders:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 22, 2009, at 12:00 p.m., local time, at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2009 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2008. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2008 Annual Report on Form 10-K, you can access it on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically via the Internet or telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 22, 2009

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 22, 2009

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105

ITEMS OF BUSINESS	1. To elect the four directors named in the Proxy Statement to hold office until the annual meeting specified as to each nominee;

2.      To approve an amendment to and restatement of the Company’s 1989 Employee Stock Purchase Plan to provide for a 5,000,000 share increase in the number of shares available for purchase under the plan, to extend the term of the plan to January 22, 2019, and to make certain other ministerial changes;

3. To approve an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 3,500,000, and to make certain other ministerial changes;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2009; and

5. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on Monday, December 8, 2008, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

We are providing these proxy materials in connection with the 2009 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2008 Annual Report on Form 10-K were first mailed to shareholders on or about December 17, 2008. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2009 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of four directors to hold office until the annual meeting specified as to each nominee;

2.	Approval of an amendment to and restatement of the Company’s 1989 Employee Stock Purchase Plan to provide for a 5,000,000 share increase in the number of shares available for purchase under the plan, to extend the term of the plan to January 22, 2019, and to make certain other ministerial changes;

3.	Approval of an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 3,500,000, and to make certain other ministerial changes;

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2009; and

5.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Joseph R. Bronson, John F. Coyne, Thomas M. T. Niles, and Noel G. Watson as directors;

2.	For the approval of an amendment to and restatement of the Company’s 1989 Employee Stock Purchase Plan to provide for a 5,000,000 share increase in the number of shares available for purchase under the plan, to extend the term of that plan to January 22, 2019, and to make certain other ministerial changes;

3.	For the approval of an amendment to and restatement of the Company’s 1999 Stock Incentive Plan to increase the authorized number of shares by 3,500,000, and to make certain other ministerial changes; and

4.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending September 30, 2009.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 8, 2008 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 122,937,323 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions are not counted for purposes of the election of directors.

The approval of the amendment to and restatement of the 1989 Employee Stock Purchase Plan and the approval of the amendment to and restatement of the 1999 Stock Incentive Plan require the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions and broker non-votes have the same effect as a vote against either proposal.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

How Do I Vote by Proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Noel G. Watson, Craig L. Martin, and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect four directors to serve on the Board of Directors. The Company’s Bylaws currently provide for eleven directors. The Company’s Certificate of Incorporation and Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2009, 2010, and 2011, respectively. Class I has three directors, Class II has four directors, and Class III has four directors.

Three of the nominees to be voted upon at the Annual Meeting are in Class I. A fourth nominee, who is in Class III, will also be voted upon at this Annual Meeting in accordance with the Company’s Certificate of Incorporation as he was elected after the 2008 Annual Meeting by the Board of Directors to fill a vacancy. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the four nominees recommended by the Board of Directors, unless you mark the proxy or voting instruction card in such a manner as to abstain or to vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Joseph R. Bronson, Thomas M.T. Niles, and Noel G. Watson for election as Class I directors for three-year terms expiring at the 2012 annual meeting, and John F. Coyne for election as a Class III director for a two-year term expiring at the 2011 annual meeting. Mr. Coyne was recommended as a director candidate by a third-party search firm.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions are not counted for purposes of election of directors.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2. — APPROVAL OF AMENDMENT TO AND RESTATEMENT

OF THE 1989 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment to and restatement of the 1989 Employee Stock Purchase Plan, as amended and restated to date (the “Stock Purchase Plan”), to effect the following three changes:

•	To increase the number of shares of common stock authorized for issuance under the Stock Purchase Plan by 5,000,000;

•	To extend the term of the Stock Purchase Plan to January 22, 2019; and

•	To make certain other ministerial changes.

On November 20, 2008, the Board of Directors unanimously approved the amendment to and restatement of the Stock Purchase Plan, subject to the approval by the Company’s shareholders at the Annual Meeting. In order for the amendment to and restatement of the Stock Purchase Plan to take effect, it must be approved by the Company’s shareholders.

As of November 20, 2008, 21,627,108 shares of common stock were authorized for issuance, and approximately 1,420,000 shares of common stock remained available for issuance, under the Stock Purchase Plan. The proposed increase in the number of shares authorized for issuance under the Stock Purchase Plan represents less than five percent of the Company’s outstanding common stock as of the Record Date.

The complete text of the Stock Purchase Plan reflecting all amendments approved by the Board of Directors is attached hereto as Annex A to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex A.

Purpose of the Stock Purchase Plan

The Board of Directors believes that the opportunity for all eligible, full-time employees to acquire shares of common stock of the Company through participation in the Stock Purchase Plan encourages stock ownership and provides an important incentive to the employees of the Company. The Stock Purchase Plan also assists the Company in attracting new employees.

Administration

The Stock Purchase Plan is administered by the Human Resource and Compensation Committee of the Board of Directors (the “HR&C Committee”). The HR&C Committee is authorized to construe and interpret the Stock Purchase Plan, to prescribe rules and regulations for its administration, and to take any other necessary action in relation to the Stock Purchase Plan.

Eligibility

All employees of the Company and its domestic subsidiaries and all employees of any foreign subsidiaries designated from time to time by the Board of Directors are eligible to participate in the Stock Purchase Plan unless they are excluded from participation by the provisions summarized below.

The following employees are not eligible to participate in the Stock Purchase Plan: (i) employees who normally work fewer than 20 hours each week or five or fewer months during any fiscal year; (ii) employees who have completed less than one year of service with the Company or a participating subsidiary or who are not employed by the Company at the beginning of the term of the option; (iii) certain employees who are members of a collective bargaining unit that has not agreed to participate in the Stock Purchase Plan; and (iv) employees who would own five percent or more of the common stock immediately after an option is granted to any such employee.

The Board of Directors may change the designation of participating subsidiaries in the Stock Purchase Plan at any time. Unless otherwise determined by the Board of Directors, employees of domestic corporations that are acquired by the Company and become 50% or more owned subsidiaries are eligible to participate in the Stock Purchase Plan, subject to the aforementioned conditions. In the discretion of the HR&C Committee, such employees may receive credit for time worked for the acquired corporation for the purpose of determining eligibility.

The Company estimates that, at November 10, 2008, there were approximately 33,000 employees eligible to receive options under the Stock Purchase Plan.

Exercise of Options

The Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock from the Company by electing to exercise options to purchase common stock. These options are granted in the form of successive six-month options on January 1 and July 1 of each year. An employee may exercise an option in amounts based upon a percentage of his or her salary or wages ranging from 2% to 15% of basic compensation. An employee may elect to participate or not to participate on each January 1 and July 1 commencement date. The Company will make withholdings from the employee’s salary or wages during the six-month term of the option, and the employee’s purchases of the shares are effected at each month-end within each six-month option period without any further action on the part of the employee.

Option Price

The price at which shares may be purchased is 95% of the fair market value of the common stock on the date of purchase (the last day of each month). The fair market value for this purpose is the closing price of the common stock as reported in the New York Stock Exchange Composite Transactions report for the relevant date. On December 2, 2008, the closing price for the Company’s common stock was $41.77 per share.

Maximum Amount of Stock

The maximum fair market value of common stock that an employee may purchase under the Stock Purchase Plan (or any other employee stock purchase plan intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”)), in any calendar year is $25,000 (based on the fair market value of the common stock on the first day of the six-month term of the option). The maximum number of Shares that a Participant may purchase during any six-month option period is 2,400 shares.

Cessation of Employment

If an employee ceases to be an employee for any reason during any six-month option period, then that employee’s option will immediately terminate, and the Company will refund to the employee, or the employee’s designated beneficiary in the case of the employee’s death, the full amount of all withholdings without interest. An employee may not transfer an option other than by will or the laws of descent and distribution, and during an employee’s lifetime, an option is exercisable only by the employee.

Amendment and Termination

If this proposal is approved by the shareholders at the Annual Meeting, the Board of Directors may at any time amend or terminate the Stock Purchase Plan, except that no such amendment may be made without the approval of the shareholders where such approval is required under Section 423 of the Code or other applicable laws or regulations, including the rules and regulations of any applicable securities exchange. No amendment or termination may affect any outstanding option without the consent of the optionee unless the HR&C Committee finds that it is in the best interests of the affected optionees.

If this proposal is approved by the shareholders at the Annual Meeting, the Stock Purchase Plan will terminate on January 22, 2019, unless the Board of Directors terminates the Stock Purchase Plan at an earlier date or the shares reserved for the Stock Purchase Plan are exhausted, and the shareholders do not vote to reserve additional shares for it.

Adjustments of Options

In the event of a stock split, stock dividend, merger, recapitalization, consolidation, reorganization or other similar event, the Board of Directors is required to make appropriate and proportionate adjustments, including adjustments in the maximum number of shares subject to the Stock Purchase Plan and the price per share subject to outstanding options, or, in the event of a merger or reorganization, the substitution of shares in any successor corporation for common stock of the Company.

Change of Control of the Company

If the Company were to be acquired by merger or sale of all or substantially all of its assets or outstanding voting stock (a “change of control”), then all outstanding options under the Stock Purchase Plan would be automatically exercised immediately prior to the effective date of the change of control. All amounts withheld from the compensation of employees who had exercised options under the Stock Purchase Plan would be used to purchase shares of common stock at a price equal to 95% of the lower of (i) the fair market value of the shares on the first day of the option period during which the change of control occurs or (ii) the fair market value of the shares immediately prior to the effective date of the change of control.

Stock Purchase Plan Benefits

Participation in the Stock Purchase Plan is voluntary. Each eligible employee elects whether to participate in the Stock Purchase Plan and the extent to which he or she will participate. It is, therefore, not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the Stock Purchase Plan.

U.S. Federal Income Tax Consequences

The Stock Purchase Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code, which provides that an employee does not have to pay any federal income tax either when he or she elects to exercise an option under such a stock purchase plan, or when the six-month option period ends and the employee receives shares of common stock of the Company. The employee is, however, required to pay federal income tax on any gain realized on the sale of the shares, as described below.

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participating employees in connection with the Stock Purchase Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

If the employee has owned shares purchased through the Stock Purchase Plan for more than one year and disposes of them at least two years after the commencement date of the six-month option term of the option pursuant to which they were purchased, then the employee will be taxed as follows.

If the sale price is greater than the price paid under the Stock Purchase Plan, then the employee will recognize ordinary income in an amount equal to the lesser of (i) the excess of the market price of the shares on the date the offering commenced over the price paid or (ii) the excess of the sale price over the price paid. Any further gain is treated as a long-term capital gain. If the market price of the shares on the date they are sold is less than the price paid for the shares under the Stock Purchase Plan, then the employee will incur a long-term capital loss in the amount equal to the price paid over the sale price.

If the employee sells the shares before he has owned them for more than one year or before the expiration of the two-year period commencing on the date the option period commenced, then the employee will recognize ordinary income on the amount of the difference between the actual purchase price and the market price of the shares on the date of purchase, and the Company will receive a deduction for federal income tax purposes for the same amount. The employee will recognize a long-term capital gain or loss on the difference between the sale price and the fair market value on the date of purchase.

If the employee still owns shares purchased under the Stock Purchase Plan at the time of death, the employee’s estate will recognize ordinary income in the year of death equal to the lower of the amount by which (i) the fair market value of the shares on the date of death exceeds the purchase price, or (ii) the fair market value of the shares on the commencement date of the six-month option period during which the shares were acquired exceeds the purchase price.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve the amendment to and restatement of the Stock Purchase Plan. Abstentions and broker non-votes have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to and restatement of the 1989

Employee Stock Purchase Plan

PROPOSAL NO. 3. — APPROVAL OF AMENDMENT TO AND RESTATEMENT

OF THE 1999 STOCK INCENTIVE PLAN

At the Annual Meeting, shareholders will be presented with a proposal to approve an amendment to and restatement of the 1999 Stock Incentive Plan, as amended and restated to date (the “Stock Incentive Plan”), to increase the number of shares of common stock reserved for issuance under the Stock Incentive Plan by 3,500,000, and to make certain other ministerial changes. On November 20, 2008, the Board of Directors unanimously approved the amendment to and restatement of the Stock Incentive Plan, subject to approval by the Company’s shareholders at the Annual Meeting. In order for the amendment to and restatement of the Stock Incentive Plan to take effect, it must be approved by the Company’s shareholders.

As of November 20, 2008, 15,200,000 shares of common stock were reserved for issuance under the Stock Incentive Plan. The complete text of the Stock Incentive Plan reflecting all amendments approved by the Board of Directors is attached hereto as Annex B to this Proxy Statement. The following discussion is qualified in all respects by reference to Annex B.

As discussed below, the Stock Incentive Plan provides for the issuance of two types of incentive awards: stock options and restricted stock. The following table sets forth certain information about the Stock Incentive Plan together with the 1999 Outside Director Stock Plan, as amended (the “1999 Outside Director Plan”). These plans replaced the 1981 Executive Incentive Plan, which currently has 195,900 stock options outstanding.

	Stock Incentive Plan	1999 Outside Director Plan
Number of new shares being authorized	3,500,000	-0-
Number of shares available for future awards at September 30, 2008	1,423,624	313,500
Number of shares relating to outstanding stock options at September 30, 2008	6,520,159	216,500
Number of shares outstanding at September 30, 2008 relating to awards of restricted stock	593,953	91,000
Number of shares available for future awards of restricted stock (if this proposal is approved by shareholders)	4,008,887	313,500
Maximum option term	10 Years	10 Years
Minimum exercise price (relative to the market value on date of grant)	100%	85%

Purpose of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to advance the interests of the Company and its Related Companies (defined below) by encouraging and enabling the acquisition of a financial interest in the Company by the employees of the Company and its Related Companies. In addition, the Stock Incentive Plan is intended to aid the Company in attracting and retaining employees, stimulating the efforts of its employees, and encouraging them to remain in the employ of the Company.

Administration

The Stock Incentive Plan is administered by the HR&C Committee, or any committee appointed by the Board of Directors that is composed solely of directors who are non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Administering Committee”). The Administering Committee is authorized to approve all incentive awards under the Stock Incentive Plan, to interpret the Stock Incentive Plan, to fix the forms and terms of incentive awards and times of issuance, to implement any provision of the Stock Incentive Plan by appropriate rules and determinations and to exercise such powers as may be necessary to carry out their functions under the Stock Incentive Plan. None of the members of the Administering Committee are eligible to receive awards under the Stock Incentive Plan. It is the policy of the Board of Directors that the composition of the Administering Committee be identical to that of the HR&C Committee.

Notwithstanding the foregoing, with respect to any incentive award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(4)(C) of the Code, the Administering Committee may appoint one or more separate subcommittees (any such committee, a “Subcommittee”) to approve certain incentive awards under the Stock Incentive Plan. Any such Subcommittee would have the full authority of the Administering Committee pursuant to the terms of the Stock Incentive Plan and would operate within guidelines and limitations established by the Administering Committee. Under no circumstances may any such Subcommittee grant incentive awards on terms more favorable than incentive awards granted by the Administering Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Administering Committee, and all actions by any such Subcommittee are reported to the Administering Committee on a regular basis.

Eligibility for Awards

In the discretion of the Administering Committee an incentive award may be granted or awarded to any employee of the Company or a Related Company. A “Related Company” is any corporation or other business organization in which the Company owns, directly or indirectly, 50% or more (or, to the extent permitted by Section 409A of the Code, 20% or more) of the voting power of all classes of stock entitled to vote or the value of shares of all classes of stock at the time the award is made. In the course of its business, the Company sometimes obtains a 20% or more interest in such Related Companies pursuant to strategic alliances that it makes with other companies. As part of these strategic alliances the Company frequently furnishes some of its own employees to the Related Company. The purpose of granting options to such employees is to retain their loyalty to the Company.

During fiscal 2008, approximately 560 employees of the Company and its Related Companies received awards under the Stock Incentive Plan.

Plan Limitations

If this proposal is approved by the shareholders at the Annual Meeting, the total number of shares of common stock available for issuance under the Stock Incentive Plan will be 18,700,000, which shares may come from authorized but unissued shares, the Company’s treasury shares, or shares subject to an unexercised portion of an option award that expired, or are canceled, surrendered or terminated. In no event may an employee be granted awards covering more than one million shares in a single calendar year.

Forms of Awards

The Stock Incentive Plan provides for the grant of the following types of awards:

Stock Options — The Company may grant nonqualified stock options and incentive stock options (“ISOs”) under the Stock Incentive Plan. A nonqualified stock option gives the optionee the right to purchase common stock of the Company at a price that is not less than 100% of the fair market value of the shares on the date the option is granted. ISOs must comply with Section 422 of the Code, which requires, among other things, that the option price be 100% of the fair market value of the shares on the date the option is granted. In addition, Section 422 requires that the total fair market value, determined at the time the option is granted, of shares for which ISOs first become exercisable by an optionee during any calendar year may not exceed $100,000. As amended, ISOs may be granted until the tenth anniversary of the date the amendment to and restatement of the Stock Incentive Plan is approved by shareholders.

The option will become exercisable in such amounts and during such time periods as the Administering Committee in its sole discretion determines and provides in the option agreement that the Company enters into with the option holder. Except in the event of a change in control, or disability or death of the employee, no option will be exercisable within 12 months after the date on which the option is granted. In no event, however, will any option be exercisable after the expiration of the tenth year following the date on which the option is granted. Except as determined by the Administering Committee at the time an option is granted, options are not assignable or transferable other than by will or by the laws of descent and distribution.

Unless otherwise determined by the Administering Committee, upon a termination of employment: (i) due to retirement, unvested options are forfeited and vested options may be exercised through the date specified in the employee’s award agreement; (ii) due to disability, death, or within 36 months following a change in control, all options become immediately vested and exercisable through the date specified in the employee’s award agreement; or (iii) for reasons other than retirement, disability, death or within 36 months following a change in control, including being employed at a Related Company in which the Company’s investment falls below 20%, or being transferred to a company in which the Company’s investment is less than 20%, unvested options are forfeited and vested options may be exercised through the earlier of the date specified in the employee’s award agreement or three months following the date of termination of employment.

The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent acceptable to the Company, as determined by the Administering Committee. In the discretion of the Administering Committee, the purchase price may be paid by the assignment and delivery to the Company of shares of common stock of the Company that the optionee has owned for at least six months prior to the exercise, or by a combination of shares and cash, equal in value to the option exercise price. In addition, withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by withholding shares of common stock otherwise issuable to the optionee. In no event may an option be exercised in a manner that would result in fractional shares of stock being issued.

Restricted Stock — The Company may award and issue Restricted Stock to an employee. Restricted Stock is common stock of the Company subject to certain restrictions on transfer. Restricted Stock may not be sold, exchanged, donated, pledged or otherwise transferred until the expiration of a period of time fixed by the Administering Committee in the agreement that the Company enters into with the employee at the time the stock is issued. Upon the termination of the employee’s employment with the Company or a Related Company for any reason (except for a termination within 36 months after a change in control, the effects of which are described below), including death or disability unless the Administering Committee in its sole discretion decides to remove the restrictions on transfer following death or disability, the employee is required to forfeit and surrender his or her Restricted Stock to the Company to the extent it is still subject to the restrictions on transfer. Withholding taxes due from the employee upon the lapse of restrictions on transfer may be satisfied in whole or in part by reassigning shares of common stock back to the Company.

As amended, the number of shares of common stock that may be awarded in the form of Restricted Stock under the Stock Incentive Plan is limited to 10% of the first 11,200,000 shares authorized under the plan, and 50% of any shares authorized in excess of 11,200,000. If this proposal is approved by the shareholders at the Annual Meeting, and taking into account all previous awards of Restricted Stock under the Stock Incentive Plan, there will be 4,008,887 shares under the Stock Incentive Plan that may be awarded in the form of Restricted Stock in the future.

Options for Employees Outside the U.S.

Employees of the Company and its Related Companies located outside the United States are eligible to receive awards under the Stock Incentive Plan. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the Stock Incentive Plan gives the Administering Committee the power to adopt special terms and conditions for awards being granted to employees outside the United States in order to comply with the laws and policies of the countries involved. These special terms and conditions may be set forth in the award agreements with such employees, and the Administering Committee may approve, among other things, sub-plans or amendments, restatements or alternative versions of the Stock Incentive Plan as it deems appropriate to implement the special terms. However, the Stock Incentive Plan does not permit the Administering Committee to approve terms and conditions for awards that are inconsistent with the terms and conditions of the Stock Incentive Plan as then in effect.

Amendment of the Stock Incentive Plan

The Board of Directors or the Administering Committee may terminate, modify or amend the Stock Incentive Plan at any time without shareholder approval, except that shareholder approval is required for any amendment that would increase the number of shares reserved for the Stock Incentive Plan, reduce the minimum exercise price for options, or reprice or replace any outstanding stock option.

Adjustment of Awards

In the event of any change in capitalization, such as a stock dividend or stock split or recapitalization, or in the event of a spin-off, combination of shares, consolidation or merger, appropriate adjustments shall be made to the options that have been or may be granted under the Stock Incentive Plan, including the number of shares available for grants of options or awards of Restricted Stock, the number of shares subject to an outstanding award, and the option price. Adjustments may provide for the elimination of fractional shares (that would otherwise become subject to the option) without payment.

Change in Control of the Company

The Stock Incentive Plan provides that, if the employment with the Company of a holder of an award under the Stock Incentive Plan is terminated for any reason within 36 months following a “change in control” of the Company, then all options held by the employee under the Stock Incentive Plan will be fully vested and exercisable and all forfeiture provisions imposed on Restricted Stock will lapse. A “change in control” for purposes of the Stock Incentive Plan means a change in control of such a nature that it would be required to be reported to the Securities and Exchange Commission (the “SEC”), and in any event will be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the Company, (ii) during any period of two consecutive years or less individuals who at the beginning of the period constituted all of the members of the Board of Directors fail to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the shareholders of the Company approve any merger as a result of which the common stock would be changed, converted or exchanged for the shares of another corporation, any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, or (iv) the shareholders of the Company approve a merger as a result of which persons who were shareholders of the Company immediately prior to the merger will have beneficial ownership of less than 50% of the combined voting power for the election of directors of the surviving corporation following the merger. However, in no such event will a change in control be deemed to have occurred if prior to the occurrence of any event that would otherwise cause a change in control the Board of Directors determines that such event will not constitute a change in control.

Stock Incentive Plan Benefits

Because benefits under the Stock Incentive Plan will depend on the Administering Committee’s actions (including a determination of who will receive future awards and the terms of those awards) and the fair market value of common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the amendment to and restatement of the Stock Incentive Plan is approved by the shareholders. If the shareholders had adopted and approved the amendment to and restatement of the Stock Incentive Plan in fiscal 2008, we expect that our awards under the Stock Incentive Plan would not have been substantially different from those actually made in that year, as described below under “Executive Compensation—2008 Grants of Plan Based Awards.”

U. S. Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the Stock Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Options — An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

ISOs — An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Restricted Stock — Employees receiving Restricted Stock will not recognize any income upon receipt of the Restricted Stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or have expired. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the employee may not claim a deduction with respect to the income recognized as a result of the election.

Generally, when an employee disposes of shares acquired under the Stock Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Federal Income Tax Consequences to the Company — To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 409A of the Code — The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the Stock Incentive Plan. To the extent applicable, it is intended that the Stock Incentive Plan and any grants made under the Stock Incentive Plan comply with the provisions of Section 409A of the Code.

Equity Compensation Plans of the Company

The following table presents certain information about the Company’s equity compensation plans as of September 30, 2008:

Plan Category	Column A	Column B	Column C
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A) Note (b)
Equity compensation plans approved by shareholders — Note (a)	6,932,559	$35.45	2,622,251
Equity compensation plans not approved by shareholders	—	—	—

Total	6,932,559	$35.45	2,622,251

Note (a):	The number in Column A excludes purchase rights accruing under our two, broad-based, shareholder-approved employee stock purchase plans: the Stock Purchase Plan and the Global Employee Stock Purchase Plan (the “GESPP”). These plans give employees the right to purchase shares at an amount and price that are not determinable until the end of the specified purchase periods, which occurs monthly. Our shareholders have authorized a total of 22.8 million shares of common stock to be issued through the Stock Purchase Plan and the GESPP, which our Board of Directors voluntarily reduced by 1.2 million shares on July 26, 2001. The Board of Directors removed that reduction on November 20, 2008. From the inception of the Stock Purchase Plan and the GESPP through September 30, 2008, a total of 20.7 million shares have been issued, leaving 0.9 million shares of common stock available for future issuance at that date.

Note (b):	Of these shares, 1,737,124 shares are available for future awards under the Stock Incentive Plan and the 1999 Outside Director Plan.

The last reported sale of the common stock on the New York Stock Exchange (the “NYSE”) on December 2, 2008, was at $41.77 per share.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to approve the amendment to and restatement of the Stock Incentive Plan. Abstentions and broker non-votes have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to and restatement of the 1999 Stock Incentive Plan

PROPOSAL NO. 4 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of September 30, 2009, and for the fiscal year then ended. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, or if prior to the Annual Meeting, Ernst & Young should decline to act or become incapable of acting as the Company’s independent registered public accounting firm, or if its selection should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2010 annual meeting.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending

September 30, 2009

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, HR&C, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Presiding Director;

•	The requirement that the performance of the Executive Chairman and of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Corporate Policies Concerning Business Conduct; and

•	Code of Ethics for the CEO and Senior Financial Officers.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely link the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

As part of the Company’s continuing efforts to align the financial interests of the Company’s executives with those of the shareholders, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to five times their base salary, depending upon their position in the Company. The guideline for the CEO is five times his base salary. The guideline for the Executive Vice Presidents is three times base salary and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions.

Committee Charters

The Board of Directors has adopted formal charters for each of its standing Committees:

•	The Audit Committee;

•	The HR&C Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committees’ role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Code of Business Conduct and Ethics for Board of Directors, the Company’s Code of Ethics for the CEO and Senior Financial Officers, the Company’s Corporate Policies Concerning Business Conduct, Committee Charters, and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for Board of Directors, the Company’s Code of Ethics for the CEO and Senior Financial Officers, the Company’s Corporate Policies Concerning Business Conduct, and the Charters of the Audit Committee, HR&C Committee, and Nominating and Corporate Governance Committee to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individuals’ business experience. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2008 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 60, was President and Chief Operating Officer of Sanmina-SCI Corporation, a leading electronics contract manufacturer, from August 2007 to October 2008. He remains a member of the Board of Directors and an advisor to Sanmina-SCI Corporation. From 2004 to 2007, he was the President, a Member of the Office of the Chief Executive Officer and a Director of Form Factor Inc., a global leader in advanced semiconductor wafer probe card technology. Mr. Bronson was previously Executive Vice President and Chief Financial Officer of Applied Materials, Inc., a worldwide supplier of products and services to the global semiconductor industry and a leading information infrastructure provider. Mr. Bronson had been employed by Applied Materials from 1984 to 1989 and from 1990 to October 2004. Mr. Bronson held the position of Corporate Controller for Applied Materials from 1984 to 1989, the position of Chief Financial Officer from January 1998 to his departure, and was Executive Vice President since December 2000. From 1989 to 1990, Mr. Bronson served as Vice President and Chief Financial Officer of Stardent Computer. From 1979 to 1984, Mr. Bronson was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc.

	I	2003

The Hon. Thomas M. T. Niles, Director. Mr. Niles, age 69, is Vice Chairman of United States Council for International Business (USCIB), a company working with its international affiliates to promote open markets and freer trade around the world. He was President of USCIB from 1999 to 2005. Mr. Niles was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993), and Ambassador to Greece (1993-1997).	I	2003

Noel G. Watson, executive Chairman of the Board and Director. Mr. Watson, age 72, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Solar International Inc.	I	1989

Name and Experience	Class	Director Since

John F. Coyne, Director. Mr. Coyne, age 58, is currently President and Chief Executive Officer and a member of the Board of Directors of Western Digital Corporation (“WD”). WD designs, develops, manufactures, and sells hard drives. Mr. Coyne has been President of WD since May 2006 and became CEO in January 2007. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. Mr. Coyne has dedicated the majority of his career to WD, serving the company in many capacities around the globe. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971

	III	2008
CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 66, is Chair of the Board of Connexus Corporation, a privately held online marketing platform that connects advertisers with their target customers. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Fayne Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of DemandTec, Inc., Ingram Micro, Inc., NCR Corporation and The Western Union Company

	III	1996

Craig L. Martin, President, Chief Executive Officer and Director. Mr. Martin, age 59, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006 .	III	2002

General John P. Jumper (USAF Retired), Director. General Jumper, age 63, retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute. General Jumper currently serves on the Boards of the following publicly traded companies: Goodrich Corporation; SAIC, Inc.; Somanetics Corporation; and TechTeam Global, Inc. He also serves on several non-profit and charitable boards.

	III	2007

Name and Experience	Class	Director Since
Robert C. Davidson, Jr., Director. Mr. Davidson, age 63, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College, Fulcrum Venture Capital Corporation, Cedars-Sinai Medical Center, Broadway Federal Bank, f.s.b., and the University of Chicago Graduate School of Business Advisory Council	II	2001

Edward V. Fritzky, Director. Mr. Fritzky, age 58, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Boards of Geron Corporation and SonoSite, Inc.

	II	2004

Robert B. Gwyn, Director. Mr. Gwyn, age 69, is retired. Mr. Gwyn was a Managing Director of Amaryn Group, a private investment company, from 1994 until 1998. He was President, Chief Executive Officer and Chairman of the Board of Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses from 1990 until 1994.	II	1995

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 73, is retired. From 1987 to 1989 he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. He was the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops, and manufactures automated security, energy, and other control systems for homebuilders and installers, from 2000 to 2007. Admiral Montoya serves as a member of the Boards of TEC, Inc., Brown and Caldwell Engineers, and SmartSystems Technologies.

	II	2002

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. During fiscal 2008, the Board of Directors held three additional meetings for a total of nine meetings. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All of the directors except Joseph R. Bronson attended the 2008 annual meeting.

During fiscal 2008, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue that practice in fiscal 2009. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the presiding director for two consecutive years. Currently, Admiral Benjamin F. Montoya, Chair of the HR&C Committee, is the presiding director. On January 22, 2009, following the Annual Meeting, the Chair of the Nominating and Corporate Governance Committee will begin serving as the presiding director. The Chair of the Audit Committee will begin serving as the presiding director beginning at the 2010 annual meeting of shareholders.

Compensation of Directors for Fiscal 2008

The Company pays non-management directors a cash retainer in the amount of $60,000 per year, plus a fee of $1,500 for each meeting of the Board of Directors and each Committee on which they serve that they attend. Each non-management director normally receives an annual award of 1,000 shares of either restricted stock or restricted stock units pursuant to the 1999 Outside Director Plan. Since no annual award was made during fiscal 2007, each non-management director received two awards of 1,000 shares of restricted stock units during fiscal 2008. In addition, each non-management director receives an annual award of an option to purchase 2,500 shares of common stock on the first day of March of each year (the “annual grant”) and, upon his or her election to the Board, receives an option to purchase 4,000 shares of common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”).

In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s directors during fiscal 2008.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	Total
Joseph R. Bronson	$81,500	$149,231	$80,225		$—	$310,956
John F. Coyne	58,500	40,592	38,816	(4)	—	137,908
Robert C. Davidson, Jr.	78,500	165,109	80,225		—	323,834
Edward V. Fritzky	78,500	144,271	83,859		—	306,630
Robert B. Gwyn	81,500	199,198	80,225		9,384	370,307
John P. Jumper	77,000	132,202	50,415		—	259,617
Dale R. Laurance (6)	18,500	126,939	(43,288	)(7)	7,553	109,704
Linda Fayne Levinson	75,500	168,298	80,225		—	324,023
Benjamin F. Montoya	78,500	132,202	80,225		—	290,927
Thomas M .T. Niles	77,000	185,963	80,225		—	343,188

(1)	Represents fees paid during fiscal 2008.
(2)	Represents the expense recognized for financial reporting purposes of the grants of restricted stock and restricted stock units (“RSUs”) computed in accordance with Statement of Financial Accounting Standards 123(R), Share Based Payment (“SFAS 123R”). Two RSU grants were made during fiscal 2008. The first grant was made on December 11, 2007 and was based on a grant date fair value of $91.61, with a total fair value of $91,610. The second grant was made on June 30, 2008 and was based on a grant date fair value of $80.70, with a total fair value of $80,700. The aggregate number outstanding at September 30, 2008 for each director was as follows: J. Bronson, 10,000; J. Coyne, 1,000; R. Davidson, 14,000; E. Fritzky, 8,000; R. Gwyn, 16,000; J. Jumper, 2,000; D. Laurance, 0; L. Levinson, 16,000; B. Montoya, 14,000; and T. Niles, 10,000.
(3)	Represents the expense recognized for financial statement reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) for the fiscal years indicated in accordance with SFAS 123R for stock options granted under the 1999 Outside Director Plan. The March 3, 2008 grant was based on a grant date fair value of $39.33, with a total fair value of $98,325. The aggregate number outstanding at September 30, 2008 for each director was as follows: J. Bronson, 15,000; J. Coyne, 6,500; R. Davidson, 38,500; E. Fritzky, 25,500; R. Gwyn, 34,500; J. Jumper, 10,500; D. Laurance, 0; L. Levinson, 38,500; B. Montoya, 10,000; and T. Niles, 30,500.

(4)	In accordance with the terms of the 1999 Outside Director Plan, Mr. Coyne received an appointment grant on February 1, 2008 of options to purchase 4,000 shares of common stock. The grant was based on a grant date fair value of $37.13, with a total fair value of $148,520.
(5)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(6)	Dr. Laurance elected not to stand for re-election at the 2008 annual meeting.
(7)	Represents the reversal of expense for unvested stock options forfeited in connection with Dr. Laurance not standing for re-election.

Independence of Directors

The Board of Directors has adopted Guidelines for Determining the Independence of its Members, which are accessible by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that the following directors are independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines: Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, and Gwyn, Ambassador Niles, General Jumper, and Admiral Montoya. The Board of Directors had also affirmatively determined that Dr. Dale R. Laurance, who elected not to stand for re-election at the 2008 annual meeting, was independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated these tests. In addition, as further required by the NYSE’s listed company manual, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual and are “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2008, the Audit Committee held nine meetings. The members of the Audit Committee are Messrs. Bronson (Chair), Fritzky, and Gwyn. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The HR&C Committee establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2008, the HR&C Committee held six meetings. Prior to January 25, 2008, the members of the HR&C Committee were Dr. Dale R. Laurance (Chair), Mr. Davidson, and Admiral Montoya. The current members of the HR&C Committee are Admiral Montoya (Chair), Mr. Coyne, and Mr. Davidson.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Board considers in locating qualified candidates to serve as directors include education, professional and academic affiliations, industries served, length of service, positions held, geographies served, and diversity. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair, the executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election by the Company’s shareholders. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2008, the Nominating and Corporate Governance Committee held five meetings. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), General Jumper, and Ambassador Niles.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees conduct periodic individual performance reviews of directors on their respective Committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•

By writing to the Chair of the Audit Committee, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2008 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, for filing with the SEC.

Joseph R. Bronson, Chair

Edward V. Fritzky

Robert B. Gwyn

AUDIT AND NON-AUDIT FEES

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2008	2007
Audit fees	$5,240,900	$4,906,600
Audit-related fees	656,800	482,000
Tax fees	554,600	626,400
All other fees	—	—

Total	$6,452,300	$6,015,000

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Benjamin F. Montoya, Chair

John F. Coyne

Robert C. Davidson, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

On behalf of the Board of Directors, the HR&C Committee establishes, recommends, and governs all compensation and benefits policies and actions for the Named Executive Officers (“NEOs”), as defined below under “Executive Compensation—2008 Summary Compensation Table”, and other elected executive officers including individual components of total compensation, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly, or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

Compensation Philosophy

The Company is engaged in the delivery of engineering, design, architecture, technology, operations, maintenance, and construction services to customers located throughout the world. The Company employs more than 57,000 people located in 28 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn provides superior returns to its shareholders through profitable growth and fosters mutually rewarding relationships with its employees who deliver value to customers and shareholders. Therefore, the Company’s executive compensation program promotes recruitment and retention of key employees with exceptional abilities, and motivates performance critical to the success of the Company. In view of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. Because significant differences in compensation between executives within a key group of executives can negatively affect retention, the Company limits the variability of compensation within each group and provides retention-enhancing features in its programs.

Within these limitations, the amount and type of compensation awarded to executives must be fair and reflect the individual’s responsibility, experience, and contribution. The intent is to provide a strong link between pay and Company performance and, with respect to executives, to link a significant portion of compensation to incentives tied directly to the value of the Company’s common stock. The Company and the HR&C Committee’s philosophy is to establish executive compensation programs that reward superior performance, have consequences for underperformance, and are attractive when compared to competing companies. In addition, executives are expected to have a meaningful ownership interest in the Company and the HR&C Committee regularly reviews their holdings against pre-established executive ownership guidelines. The key elements of the Company’s program include base salary, annual cash incentives, equity-based compensation, and benefits. The Company’s compensation philosophy is designed to:

•	Enable the Company to attract, motivate, and retain highly-qualified executives by offering competitive compensation;

•	Reward executives for superior performance through a performance-based cash incentive bonus program that places a substantial component of pay at risk based on the Company’s financial results;

•	Provide retention and future performance incentives through the use of long-term equity-based incentives and mandatory bonus compensation deferral vehicles;

•	Encourage executives to have an equity stake in the Company; and

•	Align the interests of the Company’s executives with shareholders’ interests.

Independent Consultant

The HR&C Committee directly retains the services of independent consultants and other experts it deems necessary to assist in fulfilling its responsibilities. During fiscal year 2008 the HR&C Committee engaged the services of George B. Paulin of Frederic W. Cook & Co., Inc (“independent consultant”) to review and provide recommendations concerning all of the components of the Company’s executive compensation, including base pay, cash incentives, long-term equity based awards, perquisites, and benefits. The independent consultant serves as an objective, third-party counsel on the reasonableness of compensation levels in comparison with those of other similarly situated companies, and on the appropriateness of the Company’s compensation program structure in supporting the Company’s business objectives. Other than the independent consultant’s relationship with the HR&C Committee, the independent consultant has no relationship with the Company or management.

Role of Management

The Company’s President and Chief Executive Officer, Craig Martin, believes that executive compensation plays an important role in aligning and motivating the executive team to achieve the Company’s objectives. Working with the HR&C Committee he ensures that the design of executive compensation is conservative, cost-competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the top 200 most highly compensated employees to ensure consistency of compensation for all key employees.

The HR&C Committee solely makes decisions regarding the compensation of the executive Chairman and of the President and Chief Executive Officer. The President and Chief Executive Officer provides information and makes recommendations regarding other executives to assist the HR&C Committee with the design and delivery of compensation and benefit programs pursuant to its Charter. The Company’s Executive Vice President, Finance and Administration and the Senior Vice President, Global Human Resources oversee the administration of the executive compensation matters within the framework established by the HR&C Committee.

Assessing Compensation Competitiveness Compensation

The HR&C Committee annually compares each element of compensation to that of a comparative group of companies using the 25th, 50th, and 75th percentiles for that group, although the HR&C Committee does not have predetermined targets for compensation as compared to the industry peer group it uses. The independent consultant engaged during 2008 utilized comparative data disclosed in publicly available proxy statements and other documents filed with the Securities and Exchange Commission, as well as data from a comprehensive database of pay information developed by Towers Perrin. The Company’s practices were compared to an industry peer group of direct competitors, where the Company generally falls above the median for net income, return on equity and invested capital and is in the top quartile for revenue and total return to shareholder measures in 2007. Competitive pay was also compared to general industry companies of similar size from the Towers Perrin database. The industry peer group provides information regarding the competitive pay structure of the Company’s direct competitors, while the general industry group provides information regarding the competitive pay structure of companies of size and complexity with whom the Company competes for talent. The companies comprising the 2008 industry peer group are:

Fluor Corporation	CH2M Hill Corporation

McDermott Intl	Foster Wheeler Ltd.

SAIC	KBR

Shaw Group Inc.	Chicago Bridge & Iron

URS Corporation	Granite Construction

McDermott International and KBR were added to the group this year, replacing AMEC plc, which has divested major parts of its business, and Washington Group, which was acquired by URS Corporation.

In 2008, the independent consultant reviewed the Company’s executive compensation program with respect to its effectiveness in supporting the Company’s business strategy, including the current business and regulatory environment, the program’s conformity with corporate governance considerations, and recent accounting, tax, and disclosure requirements. Findings by the independent consultant are that the Company’s executive compensation program is both reasonable in relation to competitive pay levels, and appropriate in supporting business/strategy objectives and a positive performance-based culture.

Compared to other similar organizations:

•	There is a strong focus on internal equitability and individual contributions;

•

Pay for performance is reflected in the structure of the annual incentive plan, use of options for long-term incentives, and absence of non-performance-based pay such as supplemental retirement, and perquisites; and

•	A strong internal career development and selection process fosters long-term employment retention and effectively augments traditional compensation.

In conducting its review, the independent consultant also provided data on competitive pay practices.

Executive Compensation Components and Establishing Executive Compensation

The Company’s executive compensation program includes the following elements: base salary; medium-term cash incentive compensation; long-term equity incentive compensation; and employee benefits.

Base Salary — In setting executive officer base salaries for fiscal 2008, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself, the HR&C Committee’s own evaluation of the individual performance of the executives against the goals established for the Company, and information compiled by the independent consultant regarding prevailing salaries for executives being offered by companies in the industry peer and general industry groups. Factors influencing the base salary decision for each executive include individual performance and contribution, level of responsibility, tenure, competencies, and competitive conditions. The HR&C Committee established the CEO’s base salary for 2008 in the same manner as the base salaries of the executive officers including its own evaluation of his performance and information compiled by the independent consultant. Given the excellent performance of the Company and the HR&C Committee’s conclusion that the individual performance of the CEO and the other NEOs was uniformly good, pay differences were based largely on relative levels of responsibility and tenure in their respective roles. Base compensation paid to the CEO was at the 50th percentile of the industry peer group. The other NEOs base salary compensation varied around the 50th percentile of the industry peer group, while the base pay of one executive, Mr. Hammond, was closer to the 75th percentile primarily because of his level of responsibility and tenure in the position.

Incentive Compensation — The CEO, other NEOs, other elected officers, and key employees of the Company participate in the Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the “Incentive Bonus Plan”). The purpose of the Incentive Bonus Plan is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives.

Each year the HR&C Committee reviews and approves the Incentive Bonus Plan structure. Currently, under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). No amount is accrued into the bonus pool unless and until the Company’s consolidated pre-tax, pre-bonus earnings (“earnings”) exceed the floor. When earnings exceed the floor, the bonus pool accrues at up to 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at up to 25% of earnings in excess of twice the floor.

The hurdle rate is established based upon the HR&C Committee’s judgment of what would constitute a reasonable base return on the equity of the Company, taking into account economic and market conditions at the time and considering competitive pay practices as reported by the independent consultant. The HR&C Committee also considers the effects of changes in accounting standards when establishing the hurdle rate to ensure that the bonus pool does not increase or decrease for earnings attributable solely to a change in accounting principles. The hurdle rate is set with the intent that target bonus levels will be earned when the Company achieves targeted growth levels. Target bonus levels, which are 100% of base salary for the NEOs, have been met or exceeded in five of the past ten years. The HR&C Committee can set the hurdle rate at any level and may alter the hurdle rate at any time during the year if it believes that market conditions or external factors make such a change appropriate.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The HR&C Committee can, in its discretion, vary the percentage of the bonus pool to be distributed to participants, including the CEO and other NEOs. The participants in the Incentive Bonus Plan received an allocation of between 60% and 80% of the bonus pool over the past five years. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the aggregate discretionary portion, when added to the aggregate fixed portion, may not exceed the aggregate bonus pool allocated to the participants. The Company believes that, except in unusual cases, allocating bonuses based on individual performance can lead to individual behavior that does not reflect the Company’s and shareholders’ best interests. Therefore in 2008, the discretionary portion of the bonus pool was awarded on the same basis as the formula portion. The salaries of the CEO, other NEOs and other Executive Vice Presidents all receive the same weighting factor, which is the highest weighting factor among the participants in the Incentive Bonus Plan. The portion of the bonus pool that is not allocated to participants forms the “discretionary pool.” High-performing non-participant employees receive bonuses from the discretionary pool.

The Company’s Incentive Bonus Plan provides recognition for successful short-term performance and contains a retention feature aligned with medium-term shareholder interests. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The only exception relates to participants who retire from the Company on good terms and as determined at the discretion of the HR&C Committee or its delegates (see Compensation Under Various Termination Scenarios, below). Other participants whose employment terminates for any reason are not eligible for unpaid annual installments. There is no change-in-control provision within the Incentive Bonus Plan.

The size of the bonus pool and the terms of the Incentive Bonus Plan are subject to change at any time at the discretion and in the judgment of the HR&C Committee. In 2008, management recommended and the HR&C Committee agreed to exercise downward discretion and reduce the bonus pool by approximately $15.6 million As a result, for fiscal year 2008, the HR&C Committee approved Incentive Bonus Plan awards for the CEO and other NEOs at approximately 120% of base salary. This level was consistent with the calculations of these awards pursuant to the Incentive Bonus Plan and, in the HR&C Committee’s opinion, properly considered performance relative to past incentive awards and strong executive contribution to 2008 performance.

Factors influencing the HR&C Committee’s determination of the Incentive Bonus Plan awards included:

•	Net earnings grew by 46.5% from last year;

•	Diluted EPS grew by 43.8% to $3.38 per share;

•	Return on average shareholders’ equity during fiscal 2008 was 20.6%;

•	Net cash (total cash, less bank debt) was $547.8 million at the close of the fiscal year;

•	Productive workforce grew by 16%; and

•	The Company’s stock outperformed the S&P 500 for the last five years.

Equity-based Compensation — Executives receive long-term equity awards pursuant to the terms of the 1999 Stock Incentive Plan which was approved by shareholders. The HR&C Committee administers the 1999 Stock Incentive Plan and establishes the rules for all awards including grant guidelines, vesting schedules, and other provisions. The HR&C Committee reviews these rules periodically and considers the interests of the shareholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the CEO for executive officers other than himself. The HR&C Committee affirmatively considers awards for all executive officers at a preset meeting, most recently held in May.

The exercise price of stock option grants are set at 100% of the closing market price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award. The HR&C Committee approves non-executive employee grants in the same manner as executives at the preset meeting. The HR&C Committee has delegated, pursuant to the terms of the 1999 Stock Incentive Plan, certain limited authority to its sub-committee (currently the CEO) to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practical after a new hire, promotion, or retention warrants an equity grant, the sub-committee reviews and approves the award. All awards are granted on the date the sub-committee takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date.

The HR&C Committee periodically receives a report of the sub-committee’s individual actions each year. In 2008, no awards were made on a date other than when the HR&C Committee or the sub-committee met and always at the closing market price of a share of common stock on the meeting date.

Awards generally vest within two to five years from the date of grant. Typically, the shorter vesting periods are reserved for special cases involving executives who are nearing normal retirement age. The CEO and other NEOs stock option grants vest ratably over four years. Restricted stock awarded to NEOs vest in full five years from the date of award. No NEO has received any restricted stock awards since becoming a NEO. Change-in-control provisions protect executives, whose compensation is structured to encourage long term employment, only in the event a change-in-control is consummated and then only if the employee is terminated (other than for cause) within three years of the change-in-control. Certain retirement provisions provide employees with the opportunity to continue to exercise vested options for the life of the grant, but do not provide any additional vesting opportunity for unvested awards, with the exception of an April 2006 option grant to

Mr. Watson that does provide for continued vesting upon retirement. Non-retirement termination provisions provides employees with the opportunity to exercise vested options up to 90 days from the termination date, and does not permit additional vesting. There are no special executive agreements in place relating to equity compensation.

Equity awards take the form of option grants or restricted stock grants. Because the Company believes stock options are difficult for non-executive managers to value, non-executive awardees generally receive restricted stock except where tax considerations make other forms of equity awards more efficient. These awards can be smaller, reducing the cost to the Company. Executive officers generally receive stock options. Management and the HR&C Committee believe that executive officers place higher value on stock options and that options better align executives with the Company’s and shareholder’s interests. In determining stock option awards to executive officers for 2008 the HR&C Committee considered the independent consultant’s report with regard to practices in the direct peer and general industry group, accounting impacts on earnings, the CEO’s recommendations with respect to all executive officers other than himself, the HR&C Committee’s own evaluations of the individual contribution and performance of each of the executive officers, and previous equity awards to the executive officers. Grant guidelines are established based upon executive roles and responsibilities and individual performance. The HR&C Committee elected to grant stock options to the CEO and other NEOs as shown in the accompanying compensation tables. All stock option grants to executive officers during fiscal 2008 were granted with strike prices equal to the closing market price of a share of common stock on the date of grant.

The Company has established ownership guidelines for its elected officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. During the annual review in May, the Chairman and CEO both significantly exceeded the five times-base-salary multiple and other NEOs significantly exceeded the guideline of a three times-base-salary multiple. The other executive officers generally exceeded guidelines of a two-times-base-salary multiple. Newly hired or promoted executives are on track for such holdings within three to five years as required by the Guidelines. The decline in the Company’s stock price has, however, lessened the degree to which some executives’ stock holdings meet the guideline multiples. All of our NEOs and long-service executives are significantly over the compliance requirements. The degree of compliance with the guidelines will be reevaluated at the next annual review in 2009.

Employee Benefits — With the exception of its executive deferred compensation plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to all employees. During 2008, the CEO and other NEOs were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay. This is the same plan the Company offers to all full-time staff in the United States. Neither the CEO nor the other NEOs participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe. Approximately 25% of eligible employees participate in such plans. Change-in-control provisions provide for orderly purchase of stock prior to the date of the change-in-control.

Perquisites — The CEO and other NEOs are eligible to participate in the same benefits as those offered to all employees and, except for requirements unique to expatriate assignments, generally have no special executive perquisites. The Company has adopted a policy known as the balance sheet approach to determine assignment terms for employees on expatriate assignments. The terms and conditions of each assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During 2008, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee and as described more fully in the Summary Compensation Table. Mr. Hammond’s assignment conditions are standard for employees on assignment with accompanying family members.

Compensation Practices

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. The Company attempts to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The HR&C Committee continues to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation.

Payments Upon Termination

The Company does not have employment agreements with the NEOs. The only benefits that NEOs may be entitled to upon termination, is a potential payout under the Company’s Incentive Bonus Plan upon retirement, subject to the HR&C Committee’s discretion, and double trigger option acceleration upon certain terminations following a change-in-control or upon death or Disability.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2007 and 2008 by the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total
Craig L. Martin	2008	$1,084,615	$1,780,862	$1,301,703	$4,064	$6,900	(4)	$4,178,144
President and Chief Executive Officer	2007	975,000	1,450,950	1,219,359	1,794	6,750	(4)	3,653,853

John W. Prosser, Jr.	2008	567,308	809,211	680,856	26,644	6,900	(4)	2,090,919
Executive Vice President Finance And Administration	2007	520,000	717,267	650,325	11,760	12,150	(5)	1,911,502

Noel G. Watson	2008	850,000	2,567,966	1,020,129	127,549	6,900	(4)	4,572,544
Chairman of the Board	2007	850,000	3,326,741	1,063,031	56,296	6,750	(4)	5,302,818

Thomas R. Hammond	2008	667,115	774,230	800,640	9,726	1,330,056	(6)	3,581,767
Executive Vice President - Operations	2007	632,500	749,850	791,020	4,293	589,130	(7)	2,766,793

George A. Kunberger	2008	613,846	909,230	736,709	—	6,900	(4)	2,266,685
Executive Vice President - Operations	2007	570,000	727,793	712,856	—	6,750	(4)	2,017,399

(1)	Consists of base salary paid during the year including any time off with pay.
(2)	Represents the expense recognized for financial statement reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) for the fiscal years indicated in accordance with SFAS 123R for stock options granted under the Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2007 and 2008 Annual Reports on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the applicable federal long-term rate (“AFR”).
(4)	Consists solely of Company contributions to the 401(k) Plan.
(5)	Consists of $6,750 of Company contributions to the 401(k) Plan, and nine months of club membership of $5,400 which was discontinued in July 2007.
(6)	Consists of $6,900 of Company contribution to the 401(k) Plan as well as the following other amounts: $135,735—goods and services differential; $199,947—foreign housing allowance; $38,286—automobile and rail allowance; $16,682—education reimbursement; $13,255—travel and temporary living reimbursement; and $919,251—tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005, as amended. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.9755 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2008).
(7)	Consists of $7,431 of Company contribution to the 401(k) Plan as well as the following other amounts: $130,856—goods and services differential; $252,549—foreign housing allowance; $2,269—automobile and rail allowance; $66,570—education reimbursement; $6,068—travel and temporary living reimbursement; $5,505—nine months of club membership reimbursement which was discontinued in July 2007; and $117,882—tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005, as amended. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.9712 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2007).

Amounts listed under the column, “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned in fiscal 2007 and 2008 as determined by the HR&C Committee at its December 6, 2007 and November 20, 2008 meetings, respectively. As noted above under “Compensation Discussion and Analysis—Executive Compensation Components and Establishing Executive Compensation—Incentive Compensation,” the amount paid for 2008 consists of one third of the award earned in fiscal 2008, one third of the award earned in 2007 and one third of the award earned in 2006. Similarly, the amount paid in 2007 consists of one third of the award earned in fiscal 2007, one third of the award earned in 2006 and one third of the award earned in 2005.

2008 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2008:

Name	Grant Date		Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Option Awards: Number of Shares of Stock or Units (#) (2)	Exercise or Base Price of Option Awards ($ /Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Craig L. Martin	22-May-08					125,000	$92.52	$4,054,363
	20-Nov-08	(4)		$867,802
John W. Prosser, Jr.	22-May-08					50,000	$92.52	1,621,745
	20-Nov-08	(4)		453,904
Noel G. Watson	20-Nov-08	(4)		680,086
Thomas R. Hammond	22-May-08					40,000	$92.52	1,297,396
	20-Nov-08	(4)		533,760
George A. Kunberger	22-May-08					40,000	$92.52	1,297,396
	20-Nov-08	(4)		491,139

(1)	Represents the remaining amount to be paid relating to the fiscal 2008 Incentive Bonus Plan award.
(2)	Represents options granted under the Stock Incentive Plan. The exercise price reflects the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date.
(3)	Represents the fair value of options granted, determined in accordance with SFAS 123R (adjusted, however, to exclude the effects of estimated forfeitures) under the Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2008 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(4)	This refers to the date the HR&C Committee approved the fiscal 2008 Incentive Bonus Plan awards.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Equity Awards — NEOs receive long-term equity awards, generally in the form of stock options, pursuant to the terms of the Stock Incentive Plan (the only Restricted Stock Awards granted to NEOs were granted to them prior to them becoming NEOs). The exercise price of stock option grants are set at 100% of the closing market price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award.

The NEOs stock option grants vest ratably over four years. Restricted stock awarded to NEOs vest in full five years from the date of award. The stock options are subject to acceleration upon a termination (other than for cause) within 36 months of a change in control. The options also provide for the continued exercise of vested options upon retirement for the life of the grant, but do not provide any additional vesting opportunity for unvested awards, with the exception of an April, 2006 option grant to Mr. Watson that does provide for continued vesting upon retirement.

Non-Equity Incentive Compensation — NEOs participate in the Incentive Bonus Plan. Under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate.” Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). When earnings exceed the floor, the bonus pool accrues at 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of five designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the aggregate discretionary portion, when added to the aggregate fixed portion, may not exceed the aggregate bonus pool allocated to the participants. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The Incentive Bonus Plan does provide for payout of the outstanding bonus award upon retirement, subject to the HR&C Committee’s discretion.

Employment Agreements — The Company has no employment agreements with the NEOs.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2008:

Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (2)		Option Exercise Price ($) (2)	Option Expiration Date (1)
		Exercisable	Unexercisable
		(# )	(# )
Craig L. Martin	24-May-02	70,000	—	$19.595	24-May-12
	26-Sep-02	200,000	—	15.755	26-Sep-12
	22-May-03	100,000	—	19.960	22-May-13
	23-Jun-05	112,500	37,500	26.950	23-Jun-12
	4-Apr-06	75,000	75,000	43.555	4-Apr-13
	28-Jun-07	25,000	75,000	56.950	28-Jun-14
	22-May-08	—	125,000	92.520	22-May-15
John W. Prosser, Jr.	7-Jun-01	32,000	—	16.440	7-Jun-11
	24-May-02	20,000	—	19.595	24-May-12
	22-May-03	20,000	—	19.960	22-May-13
	24-Jun-04	80,000	—	23.345	24-Jun-11
	23-Jun-05	45,000	15,000	26.950	23-Jun-12
	22-Jun-06	40,000	40,000	37.350	22-Jun-13
	28-Jun-07	12,500	37,500	56.950	28-Jun-14
	22-May-08	—	50,000	92.520	22-May-15
Noel G. Watson	24-Jun-04	298,387	—	23.345	24-Jun-11
	23-Jun-05	112,500	37,500	26.950	23-Jun-12
	4-Apr-06	300,000	300,000	43.555	4-Apr-13
Thomas R. Hammond	8-Feb-05	5,000	5,000	25.975	8-Feb-12
	23-Jun-05	20,000	20,000	26.950	23-Jun-12
	22-Jun-06	15,000	30,000	37.350	22-Jun-13
	28-Jun-07	10,000	30,000	56.950	28-Jun-14
	22-May-08	—	40,000	92.520	22-May-15
George A. Kunberger	23-Jun-05	4,500	4,500	26.950	23-Jun-12
	23-Feb-06	25,000	50,000	43.495	23-Feb-13
	22-Jun-06	15,000	30,000	37.350	22-Jun-13
	28-Jun-07	10,000	30,000	56.950	28-Jun-14
	22-May-08	—	40,000	92.520	22-May-15

(1)	With the exception of the options granted on June 24, 2004, all options vest or have vested at the rate of 25% per year beginning on the first anniversary of the award. The options granted on June 24, 2004 vested in equal, annual installments of one-third and are fully vested.
(2)	Outstanding equity awards consist entirely of nonqualified stock options granted under the Stock Incentive Plan. All grants were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date. The awards have a total term of either seven or ten years.

Option Exercises and Stock Vested in Fiscal 2008

The following table sets forth information with respect to options that were exercised by NEOs during fiscal 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (# )	Value Realized on Exercise ($) (1)
Craig L. Martin	400,000	27,374,227
John W. Prosser, Jr.	—	—
Noel G. Watson	301,613	18,477,078
Thomas R. Hammond	140,000	9,052,300
George A. Kunberger	40,000	1,604,775

(1)	Value is based on the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the exercise date, minus the cost of the option (i.e., the exercise price).

Nonqualified Deferred Compensation

The Company’s Executive Deferral Plans (“EDPs”) are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments are funded by a combination of contributions from participants and the Company. Participant contributions (representing pre-tax deferral of fees for directors, and pre-tax deferral of salary and bonus for employees) are credited with earnings and losses depending on the terms of the particular plan. For certain EDPs (the “Moody’s Plans”), the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control.

The following table shows the executive deferral plan account activity during fiscal 2008 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Variable Plans	$—	$(121,147)	$109,535	$664,454

John W. Prosser, Jr.	Moody’s Plans	—	78,047	—	1,107,761
	Variable Plans	183,760	(287,875)	—	1,059,310

Noel G. Watson	Moody’s Plans	—	373,626	—	5,303,055
	Variable Plans	—	(2,750)	251,927	—

Thomas R. Hammond	Moody’s Plans	—	28,491	—	404,387
	Variable Plans	—	(88,943)	142,594	279,150

George A. Kunberger	Moody’s Plans	152,204	(74,977)	181,207	1,324,222

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” in respect of 2008 in the Summary Compensation Table.

(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan; plus (ii) all earnings and losses credited on all deferrals; less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

Employees receiving bonuses through the Company’s Incentive Bonus Plan and/or meeting certain compensation or performance minimums may elect to participate in a nonqualified deferred compensation plan whereby a portion of salary and bonus is deferred and paid to the employee at some future date. Investment returns on deferred compensation are consistent with market returns.

Amounts deferred since 1995 are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change in control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or Disability or by a Change in Control. Pursuant to the Stock Incentive Plan, if employment terminates (i) upon, or within 36 months following, a Change in Control or (ii) upon death or Disability, all options are immediately vested. Upon retirement from the Company and approval by the HR&C Committee, all outstanding compensation under the Company’s Incentive Bonus Plan is payable.

The following table provides information on the amount of unpaid incentive compensation that would be paid at retirement as of September 30, 2008 and the amount that would be earned related to unvested “in-the-money” stock options as of September 30, 2008 in the event of termination after a Change in Control. The amount of unvested in-the money stock options is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at September 30, 2008 of $54.31 less the exercise price of the unvested stock options.

Name	Non- Equity Incentive Plan Compensation ($) (1)	Unvested In-the-Money Stock Options as of 2008 Fiscal Year End ($) (2)		Total
Craig L. Martin	$1,274,255	$3,884,625		$5,158,880
John W. Prosser, Jr.	670,679	1,088,800		1,759,479
Noel G. Watson	1,034,429	4,252,500	(3)	5,286,929
Thomas R. Hammond	797,433	1,197,675		1,995,108
George A. Kunberger	728,757	2,280,750		3,009,507

(1)	Payable at retirement.
(2)	Vest upon termination following a Change in Control or due to death or Disability.
(3)	If Mr. Watson retired as of September 30, 2008, subject to certain conditions, 300,000 of his currently unvested options (with a value of approximately $3.2 million) would continue to vest.

For purposes of the Stock Incentive Plan, the following definitions apply:

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Change in Control” shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Company Common Stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

SECURITY OWNERSHIP

The following tables, based in part upon information supplied by officers, directors and certain shareholders, set forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock; (2) each director and nominee for director; (3) each NEO; and (4) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners:

Name and Address	Amount and Nature of Ownership of Common Stock		Percent of Class (1)
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	9,662,578	(2)	7.86%
Barclays Global Investors UK Holdings Limited 1 Churchill Place Canary Wharf London, England	7,911,604	(3)	6.44%
Transamerica Investment Management, LLC 11111 Santa Monica Blvd., Suite 820 Los Angeles, California 90025	6,235,086	(4)	5.07%

(1)	Calculated based on 122,937,323 shares of common stock outstanding as of the Record Date.
(2)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2008. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—241,454 shares; shared voting authority—0 shares; no voting authority—9,421,124 shares.
(3)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2008. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—6,829,691 shares; shared voting authority—0 shares; no voting authority—1,081,913 shares.
(4)	Based solely on information set forth in a Schedule 13F filed for the period ended September 30, 2008. Based on such filing, the voting authority of this beneficial owner with respect to these shares is as follows: sole voting authority—6,108,926 shares; shared voting authority—252 shares; no voting authority—125,908 shares.

Security Ownership of Directors, Nominees, and Management:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Relating to Unexercised Stock Options (2)	Total		Percent of Class (3)
Non-Management Directors:
Joseph R. Bronson	19,340	5,000	24,340		*
John F. Coyne	1,000	1,000	2,000		*
Robert C. Davidson, Jr.	14,000	28,500	42,500		*
Edward V. Fritzky	8,000	15,500	23,500		*
Robert B. Gwyn	32,040	24,500	56,540		*
John P. Jumper	2,000	2,000	4,000		*
Linda Fayne Levinson	16,000	28,500	44,500		*
Benjamin F. Montoya	18,000	—	18,000		*
Thomas M. T. Niles	11,000	20,500	31,500		*

Named Executive Officers:
Craig L. Martin	300,200	582,500	882,700		*
John W. Prosser, Jr.	256,710	249,500	506,210		*
Noel G. Watson	1,323,447	710,887	2,034,334		1.65%
Thomas R. Hammond	239,646	50,000	289,646		*
George A. Kunberger	72,938	54,500	127,438		*

All directors and executive officers as a group	3,494,359	2,848,765	6,343,124	(4)	5.16%

(1)	Ownership is direct except for 896 shares of common stock indirectly owned by an executive officer (who is not a Named Executive Officer).
(2)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.
(3)	Calculated based on 122,937,323 shares of common stock outstanding as of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(4)	Of this number, approximately 185,000 shares of common stock are held in margin accounts or otherwise pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2008 with the following exceptions:

•	William J. Birkhofer had two late filings in fiscal 2008 relating to his initial holdings of shares;

•	Robert Matha had one late filing in fiscal 2008 with respect to common stock owned by his spouse;

•	Warren M. Dean had one late filing in fiscal 2008 related to an open market sale of shares; and

•	Peter M. Evans had one late filing in fiscal 2008 related to an open market sale of shares.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, Item 10—Directors, Executive Officers and Corporate Governance in the Company’s 2008 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders’ meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent’s ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

Proposals other than nominations of persons for election to the Board of Directors for consideration at the 2010 annual meeting of shareholders must be submitted to the Company no later than November 2, 2009. However, in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2010 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 19, 2009. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2010 annual meeting of shareholders is scheduled to be held on Thursday, January 28, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

During fiscal 2008, the Company employed the spouse of one of its executive officers. The spouse, who does not report to that executive officer, received less than $200,000 in total compensation during fiscal 2008. The spouse was also entitled to receive employee benefits generally available to all employees. The spouse’s compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions.

During fiscal 2008, the Company provided relocation assistance to one of its executive officers, James T. Stewart, by engaging a third party to purchase his residence based on several independent appraisals. The home purchase/sale resulted in a total cost to the Company of $72,887.

The transactions discussed above were reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations. Requests may also be made by calling (626) 578—3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s Annual Financial Statements and Review of Operations for fiscal 2008 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. A copy of the 2008 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2008 Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 8, 2008. The Company will also furnish copies of any exhibits to the 2008 Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 S. Arroyo Parkway, Pasadena, California, 91105, Attention Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 17, 2008

Annex A

JACOBS ENGINEERING GROUP INC.

1989 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated — effective January 22, 2009)

1.	Purposes of the Plan.

This Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by employees of Jacobs Engineering Group Inc. (the “Company”) and certain subsidiaries of the Company. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”).

2.	Administration.

The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not less than three (3) members of the Board. Unless and until its members are not qualified to serve on the Committee pursuant to the provisions of the Plan, the Human Resource & Compensation Committee of the Board shall function as the Committee. Members of the Committee shall be members of the Board who are not eligible to participate under the Plan or any other plan of the Company or its affiliates authorizing discretionary grants or awards of stock, stock options or stock appreciation rights and who have not been eligible to so participate for at least one (1) year prior to service as an administrator of the Plan. Eligibility requirements for members of the Committee shall comply with Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”) or any successor rule or regulation. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan except as otherwise provided in this Plan. The Committee is authorized to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations for the administration of the Plan, and to take any other action in connection with the administration of the Plan and Options granted hereunder that it deems proper.

3.	Grant of Options.

(a)	The Company shall grant to all Eligible Employees Options (“Options”) to purchase Common Stock of the Company (“Shares”) in accordance with this Plan. All employees granted Options under the Plan shall have the same rights and privileges.

(b)	The Options granted under this Plan shall be granted effective only on the first day of a six month election period referred to in Paragraph 5 of the Plan (“Election Period”). No Option shall be treated as granted prior to the first day of such Election Period.

4.	Eligible Employees.

(a)	The employees eligible to receive Options under the Plan (“Eligible Employee”) shall be all employees of the Company and all corporations that now are or hereafter become domestic United States subsidiary corporations (as defined in Section 424(f) of the Code) and all employees of any foreign subsidiary corporation designated from time to time by the Board of Directors. The Board of Directors of the Company may change the designation of the subsidiaries participating in the Plan (“participating subsidiaries”) at any time.

(b)	However, the following employees shall not be Eligible Employees under the Plan:

(i)	Employees who normally work fewer than 20 hours per week;

(ii)	Employees who normally work five or fewer months during the fiscal year of the Company;

(iii)	Employees who have completed less than one year of employment by the Company or a participating subsidiary of the Company; and

(iv)	Employees who are not actively employed by the Company at the beginning of a six month Election Period, including employees who are on disability leave or leave of absence.

(c)	Employees of participating subsidiaries that have become subsidiaries by reason of having been acquired by the Company or a subsidiary and companies that have been merged with the Company or a subsidiary shall, in the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company.

(d)	Any employee who would own more than five percent of the Common Stock in the Company immediately after an Option under this Plan is granted shall also be excluded from eligibility. Stock that the employee may purchase under all outstanding stock options granted to him or her by the Company shall be treated as stock owned by the employee for such purposes, even though the option is not presently exercisable.

5.	Exercise of Option.

(a)	An Eligible Employee may exercise his or her Option to acquire Common Stock by completing a Payroll Deduction Authorization Form in such form as approved from time to time by the Committee. The election to exercise the Option shall be effective for six-month Election Periods commencing January 1, 2006. The Election Periods shall be from January 1 to June 30 and from July 1 to December 31. There will be a short four-month Election Period from March 1, 2005 to June 30, 2005. There will be a short three-month Election Period from July 1, 2005 to September 30, 2005. There will be a short three-month Election Period from October 1, 2005 to December 31, 2005. An eligible Employee’s election to participate in the Plan shall be irrevocable during each Election Period.

(b)	Eligible Employees who have elected to exercise their Options for any Election Period are sometimes referred to as “Participants” in this Plan.

(c)	In no event may an Option be exercised later than the period of time specified in Section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraphs 6 and 12, an Option shall be treated as exercised on the day the Company sells and Participants purchase the related option Shares.

6.	Payment of Purchase Price.

(a)	Each Participant shall pay for the stock subject to his or her option with after-tax salary reduction contributions. The Company shall reduce each Participant’s salary or wages by any whole percentage from 2% to 15% of basic compensation. A Participant’s basic compensation shall include only regular fixed basic compensation, and shall not include any bonus, overtime payment, contribution to an employee benefit plan or other similar payment or contribution.

(b)	Each Participant shall specify the amount of salary reduction on a Payroll Deduction Authorization Form to be furnished by the Company. The salary reduction contributions shall continue throughout the six month Election Period.

(c)	The Company shall begin salary reductions during the pay periods as close as practical to the first day of each Election Period, and shall cease such reductions during the pay periods as close as practical to the last day of each Election Period.

(d)	The Company shall sell and Participants shall purchase the option Shares on such dates as determined from time to time by the Committee. The Company shall then issue Common Stock to Participants who exercised their Options, at the prices specified in Paragraph 8 of this Plan. The number of Shares purchased shall be based on the aggregate amount of salary reduction contributions during each Election Period, less any amounts previously used by the Participant during the same Election Period for the purchase of Shares. No interest shall accrue on the salary reduction contributions.

7.	Fractional Shares.

The Company shall not issue or transfer fractional Shares under the Plan. In the event that the amount of salary reduction contributions of any employee is not exactly equal to the purchase price for a whole number of Shares, then any excess amount shall be used to purchase additional Shares during the next purchase period or refunded to the employee without interest if the employee, for any reason, ceases participation in the Plan.

8.	Purchase Price.

(a)	The purchase price for the Shares shall be 95% of the fair market value of the Shares on the date of purchase (effective for all purchases on or after October 1, 2005).

(b)	The fair market value for such purposes shall be the closing price of the Shares on the composite transactions report of the national securities exchange on which the Shares are then listed for the day on which the value is to be determined. If such date is a Saturday, Sunday, legal holiday or other date on which such exchange is closed, then the fair market value shall be determined as the closing price on the first immediately preceding trading date.

9.	Stock Subject to the Plan.

The total number of Shares of Common Stock authorized to be issued under this Plan is 26,627,108 Shares, subject to adjustment as provided in Paragraph 17. These Shares may be authorized but unissued Shares, or issued Shares which have been reacquired by the Company from any person.

10.	Maximum Amount of Option Stock.

(a)	The maximum fair market value of Shares that an employee may accrue the right to purchase under the Plan and any other employee stock purchase plan of the Company or any subsidiary in any calendar year may not exceed $25,000 or such greater amount as Section 423(b)(8)(B) of the Code, or any successor section, may hereafter allow. The fair market value of the Shares for such purposes shall be determined on the first day of each six month Election Period.

(b)	The maximum number of Shares that a Participant may purchase during any six-month Election Period is 2,400 shares. The maximum number of Shares that a Participant may purchase at the end of each month within any such six-month Election Period is 400 shares. Subject to the limitation contained in the first paragraph of this Paragraph 10, any excess withholdings resulting from this limitation shall be used to buy Common Stock during the next purchase period or refunded to the employee without interest in the event that the employee, for any reason, ceases participation in the Plan.

11.	Restrictions on Transferability.

A Participant may not transfer an Option other than by will or the laws of descent and distribution. Only the Participant may exercise an Option during his or her lifetime.

12.	Termination of Employment.

In the event that a Participant ceases to be employed by the Company or a participating subsidiary for any reason, including death, disability, retirement or voluntary or involuntary termination, then the Participant’s rights under the Plan shall terminate. Except as provided in Paragraph 13, below, the Company shall refund to the Participant without interest the salary reduction contributions made by the Participant during the Election Period in which termination occurs.

13.	Designation of Beneficiary.

(a)	A Participant may file, in a manner prescribed by the Committee, a written designation of a beneficiary who is to receive any Shares or cash under this Plan in the event of such Participant’s death. If a Participant’s death occurs subsequent to the end of an Election Period but prior to the delivery to him or her of any Shares deliverable under the terms of this Plan, and after the Committee has received notice of the death of the Participant, such Shares and any remaining balance of cash shall be delivered to such beneficiary (or such other person as set forth in Section 13 (b)) as soon as administratively practicable after the Company receives notice of such Participant’s death and the Participant’s Option shall terminate. If a Participant’s death occurs at any other time, the balance of such Participant’s contributions shall be paid to such beneficiary (or such other person as set forth in Section 13(b)) in cash as soon as administratively practicable after the Company receives notice of such Participant’s death and such Participant’s Option shall terminate. If a Participant is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective.

(b)	Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee. If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death, then the Participant’s surviving spouse, if any, shall be deemed to be the beneficiary. If a Participant dies without a surviving spouse and with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death, the Company shall deliver all Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Company, in its discretion, may deliver such Shares and/or cash to any one or more dependents or relatives of the Participant, or if no dependent or relative is known to the Company, then to such other person as the Committee deems appropriate.

14.	Rights as a Stockholder.

No Participant shall have any rights as a stockholder as to Shares being purchased during any six month Election Period until the Common Stock has actually been purchased by and issued to the Participant. No adjustment shall be made or additional amount paid as a result of dividends or other rights for which the record date is prior to the date of such issuance.

15.	Listing, Registration and Qualification of Shares.

The issuance of Shares under this Plan shall be subject to applicable securities and other laws, including listing of the Shares on all stock exchanges on which the Shares may be, from time to time, listed and the registration of the Shares and Options under the Securities Act of 1933.

16.	Term of the Plan.

The term of the Plan shall be for a period commencing on March 1, 1989 and ending on January 22, 2019.

17.	Amendments.

(a)

The Board may terminate the Plan, in whole or in part, may suspend the Plan, in whole or in part, from time to time and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Plan under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, without the approval of the stockholders of the Company; provided, however, that no action shall be taken without the approval of the stockholders of the Company where such approval is required under Section 423 of the Code or other applicable laws or regulations, including the rules and regulations of any applicable securities exchange, or to withdraw administration from the Committee, or permit any person while a member of the Committee to be eligible to receive, other than pursuant to a non-discretionary formula plan, a grant or award of a stock option, a stock appreciation right or other equity security of the Company. Without limiting the foregoing, the Committee may make amendments or adopt rules and procedures applicable or inapplicable only to Participants who are subject to Section 16 of the 1934 Act.

(b)	No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options affected thereby.

(c)	This Plan is intended to comply with all applicable requirements of Rule 16b-3 or its successors under the 1934 Act, insofar as participants subject to Section 16 of that Act are concerned. To the extent any provision of the Plan does not so comply, and cannot for any reason be amended by the Board, the provision shall, to the extent permitted by law and deemed advisable by the Committee, be deemed null and void with respect to such participants.

18.	Adjustments for Changes in Common Stock.

(a)	In the event of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization or other similar event, the Board shall make appropriate and proportionate adjustments, including the substitution and issuance of securities of any successor corporation for the Shares of the Company to be issued under the Plan, to the maximum number of Shares subject to the Plan the maximum number of Shares a Participant may purchase during any six-month Election Period and the maximum number of Shares that a Participant may purchase at the end of each month within any such six-month Election Period; and the price per share subject to outstanding Options.

(b)	If the Company is acquired by merger or sale of all or substantially all of the Company’s assets or outstanding voting stock, then all outstanding Options under the Plan will automatically be exercised immediately prior to the effective date of such acquisition. The exercise price in such event shall be equal to 95% of the lower of (i) the fair market value per share of the Common Stock on the first day of the purchase period in which such acquisition occurs or (ii) the fair market value per share of the Common Stock immediately prior to the effective date of such acquisition.

19.	Miscellaneous.

This Plan is subject to all of the requirements of Section 423 of the Code and the regulations thereunder.

This Plan shall not confer any right on an employee to continue in the employment of the Company or any subsidiary or division of the Company.

The Company shall not be obligated to issue any Shares under the Plan unless and until there has been compliance with such laws and regulations as the Company deems applicable.

Annex B

JACOBS ENGINEERING GROUP INC.

1999 STOCK INCENTIVE PLAN

(As Amended and Restated)

1.	Purpose.

The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”) is to advance the interests of Jacobs Engineering Group Inc. (the “Company”) and its Related Companies (as defined in Section 2) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other employees of the Company and its Related Companies. In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies.

2.	Definitions.

Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

“Board of Directors” means the Board of Directors of the Company.

“Change in Control” shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Jacobs Common Stock (as defined below) shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Human Resource and Compensation Committee of the Board of Directors of the Company, or any committee appointed by the Board of Directors of the Company in accordance with the Company’s By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non Employee Directors” within the meaning of Rule 16b-3 under the 1934 Act, and “Outside Directors” as defined in IRS guidance issued under Section 162(m) of the Code.

“Disabled” or “Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Employee” means an employee of the Company or a Related Company.

“Fair Market Value” means the closing price of Jacobs Common Stock as reported in the composite transactions report of the National Securities Exchange on which the Jacobs Common Stock is then listed (“Exchange”). If such day is a day that the Exchange is not open, then the Fair Market Value shall be determined by reference to the closing price of the Jacobs Common Stock for the immediately preceding trading day.

“Incentive Award” means an ISO, an NQSO or Restricted Stock granted or awarded under this Plan.

“ISO” means an incentive stock option within the meaning of Section 422 of the Code.

“Jacobs Common Stock” means the Common Stock, par value $1.00 per share, of the Company.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Incentive Award is granted or awarded.

“NQSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NQSOs granted under this Plan.

“Optionee” means any person to whom an Option is granted under the Plan.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company holds a sufficient ownership interest so that Jacobs Common Stock issued to the employees of such entities constitutes “service recipient stock,” as defined in IRS guidance under Code section 409A. In general, the Company holds a sufficient ownership interest if it owns, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of shares of all classes of stock. However, to the extent permitted by IRS guidance under Code section 409A, “20 percent” shall be used instead of “50 percent” in the previous sentence.

“Restricted Stock” means shares of Jacobs Common Stock awarded pursuant to Section 13 of this Plan.

“Retire” means to enter Retirement.

“Retirement” means the termination of an Optionee’s employment with the Company or a Related Company by reason of an Optionee having either (1) attained the age of 65, or (2) attained the age of 60 and completed a total of ten (10) or more consecutive years of employment with the Company, and/or a Related Company.

3.	Incentive Awards.

The Company may grant or award Incentive Awards to those persons meeting the eligibility requirements in Section 6.

4.	Administration.

(a) The Plan shall be administered by the Committee. The Board of Directors shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

(b) The Committee shall determine the employees of the Company and its Related Companies (including officers) to whom, and the time or times at which, Incentive Awards will be granted or awarded; the number of shares to be subject to each Incentive Award; the duration of each Incentive Award; the time or times within which Options may be exercised; the cancellation of the Incentive Award (with the consent of the holder thereof); and the other terms and conditions of the grant or award of the Incentive Award, at grant or award or while outstanding, pursuant to the terms of the Plan. The provisions and conditions of the Incentive Awards need not be the same with respect to each employee or with respect to each Incentive Award.

(c) The Committee may, subject to the provisions of the Plan, establish such rules, regulations, policies and procedures as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Except as provided in Paragraph 18, each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Incentive Awards granted or awarded hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors of the Company, officers and the affected employees of the Company and/or its Related Companies, employees and the respective successors in interest of any of the foregoing.

(d) Notwithstanding the foregoing, with respect to any Incentive Award that is not intended to satisfy the conditions of Rule 16b-3 under the 1934 Act or Section 162(m)(4)(C) of the Code, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company, who unlike the members of the Committee, may be employee directors of the Company. The Committee may delegate to any such Subcommittee(s) the authority to grant Incentive Awards, to determine all terms of such Incentive Awards and/or to administer the Plan, pursuant to the terms of the Plan. Subject to the limitations of the Plan and the limitations of the Committee’s delegation, any such Subcommittee would have the full authority of the Committee pursuant to the terms of the Plan. Any such Subcommittee shall not, however, grant Incentive Awards on terms more favorable than Incentive Awards granted by the Committee. Actions by any such Subcommittee within the scope of delegation shall be deemed for all purposes to have been taken by the Committee. Any such Subcommittee shall be required to report to the Committee on any actions that the Subcommittee has taken.

(e) The Committee may designate the Secretary of the Company or any other Company employee to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Incentive Awards made under the Plan or other documents entered into under the Plan on behalf of the Committee or the Company.

5.	Stock.

The Jacobs Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Jacobs Common Stock or from the Company’s treasury shares. The total number of shares of Jacobs Common Stock that may be issued or transferred under the Plan pursuant to Incentive Awards hereunder may not exceed 18,700,000 shares (subject to adjustment as described below). Such number of shares shall be subject to adjustment in accordance with this Section 5 and Section 12. Jacobs Common Stock subject to any unexercised portion of an Option that expires or is canceled, surrendered or terminated for any reason may again be subject to Incentive Awards granted under the Plan.

6.	Eligibility.

Incentive Awards may be granted or awarded to any individual who is an employee of the Company or a Related Company on the date of grant. In no event may Incentive Awards be granted or awarded to any Employee for more than one million shares in any one calendar year, subject to the adjustment provisions of Section 12 of the Plan.

7.	Grants of Options.

Each Option grant shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with the Plan, as the Committee may approve. Except as otherwise specifically provided in this Plan, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a) Option Price. The option price of all ISOs shall be 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant. The option price of all NQSOs shall be not less than 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant.

(b) Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten (10) years from the date of its grant.

(c) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time, including, without limitation, provisions for accelerated vesting of Options, and provisions relating to the termination of Options for conduct deemed detrimental to the Company and/or its Related Companies; provided, however, that, except in the event of a Change in Control or the Disability or death of the employee, no Option shall be exercisable in whole or in part for a period of twelve (12) months from the date on which the Option is granted. Neither the grant nor award of an Incentive Award under the Plan constitutes an agreement of employment between the Employee and the Company or a Related Company. The receipt of an Incentive Award does not constitute a right acquired by the recipient to any other form of compensation, or to any future benefit or compensation, or to participate in any other benefit plan or program sponsored by the Company or Related Company, or to receive additional Incentive Awards under the Plan in the future. The grant of an Option to any employee shall not affect in any way the right of the Company and any Related Company to terminate the employment of the holder thereof.

(d) ISOs. The Committee, with respect to each grant of an Option to an employee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Code. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Code.

The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Jacobs Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

8.	Exercises of Options.

(a) An exercisable Option may be exercised in whole or in part. However, an Option may not be exercised in a manner that will result in fractional shares of Jacobs Common Stock being issued.

(b) All, or any portion, of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee of all of the following: (i) notice of exercise in such form and in such manner as the Committee may authorize; (ii) payment of the exercise price for such Options being exercised; (iii) such representations and documents as the Committee may, in its sole discretion, deem necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state, or foreign securities laws or regulations; and (iv) in the event that the Option is being exercised pursuant to Section 9 of the Plan by any person other than the Employee, proof deemed appropriate by the Committee in its sole discretion of the right of such person to exercise the Option.

(c) The option price shall be paid in full at the time of exercise. Payment is to be made in cash or, at the discretion of the Committee and upon conditions established by it, by the delivery or constructive exchange of shares of Jacobs Common Stock acceptable to the Committee owned by the Employee for such period of time as may be established by the Committee.

(d) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection with an exercise of an Option, and an Optionee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock that would otherwise be issuable to the employee by reason of the exercise.

If shares of Jacobs Common Stock are delivered or constructively exchanged to pay the option price, or if shares of Jacobs Common Stock otherwise issuable to the employee by reason of the exercise are withheld to satisfy tax liabilities, the value of the shares delivered or exchanged or that are withheld shall be computed using the Fair Market Value of the Jacobs Common Stock delivered or exchanged, or withheld, determined as of the date of exercise.

9.	Transferability of Incentive Awards.

Except as otherwise provided by the Committee:

(a) Incentive Awards granted or awarded pursuant to the Plan shall not be transferable other than by will or by the laws of descent and distribution. The rights of an Employee under this Plan shall not be assignable or transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

(b) During the lifetime of an Employee, an Option shall be exercisable only by the Employee personally, or by the Employee’s legal representative.

10.	Effect on Options of Termination of Employment, Other Changes of Employment or Employer Status, Death, Retirement, or a Change in Control

Schedule A, attached hereto, establishes the effects on outstanding Options of an Employee’s termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Options containing terms and conditions different from, or in addition to, those set forth in Schedule A.

Notwithstanding the provisions of the foregoing paragraph, no Option may have a term of more than ten years.

In the case of leaves of absence, employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

Except as provided in Paragraph 18, the Committee may, with the consent of the affected employee, modify the terms and conditions pertaining to the effect of an employee’s termination on the expiration or exercisability of an Option subsequent to the date of grant.

11.	No Rights as a Shareholder.

An employee or a transferee of an employee pursuant to Section 9 shall have no rights as a shareholder with respect to any Jacobs Common Stock covered by an Option or receivable upon the exercise of an Option until the employee or transferee shall have become the holder of record of such Jacobs Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Jacobs Common Stock for which the record date is prior to the date on which the employee or transferee shall have in fact become the holder of record of the share of Jacobs Common Stock acquired pursuant to the Incentive Award.

12.	Adjustment in the Number of Shares and in Option Price.

Except as provided in Paragraph 18, in the event there is any change in the shares of Jacobs Common Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate in the number of shares of Jacobs Common Stock available for Options as well as the number of shares of Jacobs Common Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to any Option without payment therefore.

13.	Awards of Restricted Stock.

(a) An Incentive Award in the form of shares of Restricted Stock may be awarded under this Section 13 as determined by the Committee. Restricted Stock awarded under this Plan shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, and in the event of termination of the Employee’s employment with the Company for any reason (including death and Disability unless the Committee in its sole discretion terminates the Forfeiture Restrictions following the death or Disability of such Employee), the Employee shall be obligated, for no consideration, to forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the Company. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as “Forfeiture Restrictions”, and the shares that are then subject to the Forfeiture Restrictions are referred to as “Restricted Stock.” Certificates representing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions.

(b) The number of shares of Restricted Stock that may be awarded under this Plan shall be limited to 10% of the first 11,200,000 shares authorized for issuance as Incentive Awards under this Plan, and 50% of any shares authorized for issuance under this Plan in excess of 11,200,000. Any shares of Restricted Stock awarded under this Plan that are forfeited shall again be available for reissuance as Restricted Stock.

(c) The Forfeiture Restrictions with respect to Restricted Stock issued under this Section 13 shall lapse and be of no further force and effect upon the expiration of the period of time fixed by the Committee upon the issuance of such Restricted Stock.

(d) Should the Employee’s employment with the Company or Related Company be terminated for any reason upon or within thirty-six (36) months following a Change in Control, then all remaining Forfeiture Restrictions, if any, shall be deemed to have lapsed.

(e) In order to enforce the restrictions imposed upon shares of Restricted Stock, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such shares of Restricted Stock shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

(f) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any withholding taxes which it determines are required in connection the lapse of Forfeiture Restrictions, and an Employee’s rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock as to which the Restrictions have lapsed.

(g) If shares of Jacobs Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Jacobs Common Stock on the date of Forfeiture Restrictions lapse.

(h) All of the foregoing restrictions, terms and other conditions regarding shares of Restricted Stock shall be evidenced by a written agreement between the Company and the Employee and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

14.	Amendments, Modifications and Termination of the Plan.

(a) From time to time, the Board of Directors or the Committee may suspend the Plan, in whole or in part. Except as provided in this Paragraph 14 and in Paragraph 18, from time to time, the Board of Directors or the Committee may terminate or amend the Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to qualify the Incentive Awards under the laws (including tax laws) of various countries and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Incentive Award granted hereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareholders of the Company. However, in no event may additional shares of Jacobs Common Stock be allocated to the Plan, or may the minimum exercise price for Options be reduced, or may any outstanding Option be repriced or replaced without shareholder approval. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to employees who are subject to Section 16 of the 1934 Act.

(b) No amendment or termination or modification of the Plan shall in any manner affect any Incentive Award theretofore granted without the consent of the employee, except that, except as provided in Paragraph 18, the Committee may amend or modify the Plan in a manner that does affect Incentive Awards theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Incentive Awards affected thereby.

(c) Grants of ISOs may be made under this Plan until January 22, 2019 or such earlier date as this Plan is terminated, and grants of NQSOs and awards of Restricted Stock may be made until all of the shares of Jacobs Common Stock authorized for issuance hereunder (adjusted as provided in Sections 5 and 12) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options outstanding under the Plan, or when there are no longer shares of Restricted Stock outstanding that are subject to Forfeiture Restrictions, unless earlier terminated by the Board or by the Committee.

15.	Non-U.S. Employees.

The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant or award Incentive Awards to Employees in countries other than the United States. Except as provided in Paragraph 18, in order to facilitate any such grants or awards, the Committee may provide for such modifications and additional terms and conditions (“special terms”) in the grant and award agreements to Employees who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub- plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant or award of an Incentive Award, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors of the Company.

16.	Governing Law.

The Plan shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

17.	Adoption of the Plan.

The Plan shall become effective upon its approval by the Board of Directors of the Company and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board. However, Incentive Awards may be granted at any time following the approval of the Plan by the Board, but no shares may be issued pursuant to any Incentive Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Jacobs Common Stock is listed have been satisfied.

18.	Code Section 409A.

It is intended that the Incentive Awards granted pursuant to this Plan shall not constitute “deferrals of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A. The Plan is to be interpreted in a manner consistent with this intention.

Notwithstanding any other provision in this Plan, a new Incentive Award may not be issued if such Award would be subject to Section 409A of the Code, and an existing Incentive Award may not be modified in a manner that would cause such Award to become subject to Section 409A of the Code.

SCHEDULE A

to the

JACOBS ENGINEERING GROUP INC.

1999 Stock Incentive Plan

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates due to Retirement	Unvested Options are forfeited	Option expiration date provided in the grant agreement continues to apply

Employment terminates due to Disability or death	All Options become immediately vested	Option expiration date provided in the grant agreement continues to apply

Employment terminates upon, or within 36 months following, a Change in Control	All Options become immediately vested	Option expiration date provided in the grant agreement continues to apply

Employment terminates for reasons other than a Change in Control, Disability, Retirement, or death (for purposes of this section, the receipt of severance pay or similar compensation by the Optionee does not extend his or her termination date)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Optionee is an employee of a Related Company, and the Company’s investment in the Related Company falls below 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employee becomes an employee of an entity in which the Company’s ownership interest is less than 20% (this constitutes a termination of employment under the Plan)	Unvested Options are forfeited	Expires on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) three months from the date of termination

Employment transferred to a Related Company	Vesting continues after transfer	Option expiration date provided in the grant agreement continues to apply

Death after termination of employment but before Option has expired	Not applicable	Right of executor or administrator of estate (or other transferee permitted by Section 9) terminates on the earlier to occur of (1) the Option expiration date provided in the grant agreement, or (2) the Option expiration date that applied immediately prior to the death of the Optionee

JACOBS ENGINEERING GROUP INC. 1111 S. ARROYO PARKWAY PASADENA, CA 91105

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 21, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 21, 2009. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jacobs Engineering Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 U.S.A.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JACOB1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

JACOBS ENGINEERING GROUP INC.

The Board of Directors Recommends a Vote FOR each Nominee for Director and Proposals

2, 3, and 4.

Vote on Directors

1. Election of directors For Against Abstain

Nominees:

1a. Joseph R. Bronson ☐ ☐ ☐

1b. Thomas M.T. Niles ☐ ☐ ☐

1c. Noel G. Watson ☐ ☐ ☐

1d. John F. Coyne ☐ ☐ ☐

For Against Abstain

Vote on Proposals

2. To approve the amendment to and restatement of the 1989 Employee Stock Purchase Plan. ☐ ☐ ☐

3. To approve the amendment to and restatement of the 1999 Stock Incentive Plan. ☐ ☐ ☐

4. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm. ☐ ☐ ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND PROPOSAL.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 22, 2009.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors and “FOR” Proposals 2, 3, and 4.

By signing the proxy, you revoke all prior proxies and appoint Noel G. Watson, Craig L. Martin, and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions.

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 22, 2009

12:00 PM

1111 South Arroyo Parkway Pasadena, California 91105 U.S.A.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/469814

JACOB2

Jacobs Engineering Group Inc.

1111 South Arroyo Parkway p r o x y

Pasadena, California 91105 U.S.A.